                            SCHEDULE 14A INFORMATION

                    PROXY STATEMENT PURSUANT TO SECTION 14(A)
                     OF THE SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]
Check the appropriate box:
[ ] Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by
          Rule 14a-6(e)(2))
[ ] Definitive Proxy Statement
[ ] Definitive Additional Materials
[X] Soliciting Material Pursuant to Rule 14a-12

                       UNION PACIFIC RESOURCES GROUP INC.
                (Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X] No fee required.
[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1)  Title of each class of securities to which transaction applies.
     (2)  Aggregate number of securities to which transaction applies.
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
     (4)  Proposed maximum aggregate value of transaction: $[_____________]
     (5)  Total fee paid: $[_________]
[ ] Fee paid previously with preliminary materials:

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1)  Amount previously paid:
     (2)  Form, Schedule or Registration Statement No.:
     (3)  Filing Party:
     (4)  Date Filed:

Participant Information

     Union Pacific Resources Group Inc. ("Union Pacific Resources") and certain other persons named below may be deemed to be participants in the solicitation of proxies of Union Pacific Resources shareholders to approve the merger of Union Pacific Resources and Anadarko Petroleum Corporation.

     The participants in this solicitation may include (i) the following directors of Union Pacific Resources: H. Jesse Arnelle, Lynne V. Cheney, Preston
M. Geren III, Lawrence M. Jones, Drew Lewis, George Lindahl III, Claudine B. Malone, John W. Poduska, Sr., Michael E. Rossi, Jeff Sandefer, Samuel K. Skinner, and James R. Thompson; and (ii) the following officers and employees of Union Pacific Resources: George Lindahl III (Chairman, President and Chief Executive Officer); Morris B. Smith (Vice President, Chief Financial Officer and Treasurer); Thomas R. Blank (Vice President-State Regulatory and Public Affairs); Patrick R. Mooney (Vice President-Investor Relations); David R. Larson (Director Investor Relations); John M. Colglazier (Director Planning and Financial Reporting); and Dan Sullivan (Director of Public Affairs). As of the date of this communication, none of the foregoing participants individually beneficially owns in excess of 1% of Union Pacific Resources's common stock, or in the aggregate in excess of 1.5% of Union Pacific Resources's common stock.

     Certain of the directors, officers, and employees of Union Pacific Resources named above may become directors, officers, or employees of Anadarko Petroleum Corporation following the merger. In addition, certain of the directors, officers, or employees of Union Pacific Resources named above may have employment or severance agreements or interests in employee benefits plans that may be modified or triggered as a result of the merger.

     Except as discussed above, to the knowledge of Union Pacific Resources, none of the directors, officers, or employees of Union Pacific Resources named above has any interest, direct or indirect, by security holdings or otherwise in the solicitation.

              ANADARKO TO MERGE WITH UNION PACIFIC RESOURCES GROUP

               THE NEW ANADARKO WILL HAVE BROADER GROWTH PORTFOLIO
                           AND MORE FINANCIAL STRENGTH


     HOUSTON AND FORT WORTH, TEXAS, APRIL 3, 2000 -- Anadarko Petroleum Corporation (NYSE:APC) and Union Pacific Resources Group Inc. (NYSE:UPR) today announced a merger that will create one of the largest independent exploration and production companies in the world in terms of 1999 reserves, production and drilling activity. The combined company will be called Anadarko Petroleum Corporation and will be headquartered in Houston.

     Under the agreement, which was unanimously approved by each company's board of directors, UPR shareholders will receive 0.4550 Anadarko common shares for each UPR common share they own. As a result, Anadarko shareholders will hold approximately 53 percent of the combined company and UPR shareholders approximately 47 percent. Based on the Anadarko closing price of 38.6875 on March 31, 2000, the combined company will have about 243 million shares outstanding and a market capitalization over $9 billion. Based on this closing price, the transaction has an implied value to UPR shareholders of $17.60 per share, representing a 21% premium to UPR's closing price on Friday, March 31, 2000. The stock-for-stock deal is subject to approval by shareholders of both UPR and Anadarko and customary regulatory approval. Following the merger, UPR will be a wholly owned subsidiary of Anadarko.

     Anadarko expects the merger to be treated as a tax-free reorganization and accounted for as a purchase. The merger agreement includes a provision under which UPR and Anadarko granted each other the right to purchase 19.9% of each other's outstanding shares. Anadarko believes the proposed merger will be immediately accretive to both cash flow and earnings.

     Robert J. Allison, Jr. will continue to be Chairman and Chief Executive Officer of Anadarko. George Lindahl III, Chairman, President and Chief Executive Officer of UPR, will become Vice Chairman of Anadarko after the merger. Five members of UPR's Board of Directors will join the Anadarko board, subject to Anadarko shareholder approval of the larger board.

     Comments by Bob Allison: "This merger is an excellent fit for both companies. We blend Anadarko's strengths in exploration with what UPR does best
- profitable exploitation with industry-leading drilling and completion technology. The new Anadarko will have the financial strength to aggressively pursue a broader portfolio of projects. We can accelerate activity in the most prospective areas offering the best returns for shareholders. We do expect some modest cost reductions with the merger, but that's not what drives this deal. It's about complementary skills and assets that can give us dramatic growth and profitability. We expect to grow faster and beyond the levels either company could achieve individually. Given the current outlook for energy markets, now is the time to step up the pace of drilling for new energy reserves -- particularly North American natural gas. More energy for America is good news for our shareholders and it's good news for consumers as well."

     Comments by George Lindahl: "The merger provides significant benefits to UPR shareholders. It recognizes the value of our core producing assets and our portfolio of projects throughout the Americas. We bring to the new Anadarko skills and experience that are complementary to their exploration strength. UPR is an industry leader in drilling and completion technology. That expertise can now be applied to a larger asset base with stronger capital resources than ever before. This deal offers UPR's shareholders an exciting future - marked by significant increases in production, earnings and cash flow - starting this year. We will have more exposure to high-potential exploration and increased opportunity for growth in the near-term. The combined companies share a commitment to organic growth through exploration and exploitation strategies that will continue to build value for shareholders in the future."

     Comments by Anadarko President and Chief Operating Officer John Seitz:
"Anadarko has spent years developing what I believe to be the best team of energy explorers in the business and providing them the best available technology. Our team has delivered consistent growth in production and reserves and found a dozen giant oil and gas fields over the past 20 years. In recent years, our team has identified more outstanding drilling opportunities than we could fund with available cash flows. This merger gives us more capital and talented people, so we can immediately go to work finding new reserves of oil and gas. With the best people in the business, we expect to generate even more impressive growth and returns for our shareholders!"

     Anadarko said the company's Growth Portfolio would be well balanced around three types of worldwide activity -- Exploration, Development and Exploitation. The new Company would also have more Financial Strength than was previously offered by either company alone.

                                GROWTH PORTFOLIO

     Proved Reserves -- The combined companies' proved reserves would be equally split between crude oil and natural gas and equivalent to 1.94 billion barrels of oil (BOE) or about 11.65 Trillion cubic feet of gas (Tcfe). About 80 percent of total reserves are in North America and 20 percent in international areas. At current expected production rates, the reserve life index of the combined companies would be 10.8 years.

     Exploration -- The merger combines exploration projects now underway in both companies in some of the highest potential areas of the world today. To date, Anadarko has identified over 100 exploration prospects from the combined companies' portfolio with over 11 billion barrels of net un-risked reserve potential. In the U.S., significant reserve potential exists in a number of exploration plays in Texas, the Gulf of Mexico (conventional, sub-salt and deepwater plays), Alaska and the Rocky Mountain areas. In foreign exploration, the new portfolio will include projects in Canada, the Sahara Desert of Tunisia, the North Atlantic Margin, and Latin America. The new Anadarko will now have the financial strength to aggressively pursue additional exploration ventures worldwide.

     Development -- Near-term cash flow will benefit from a broad portfolio of development projects. Construction and development drilling are already underway to commercialize recently discovered oil and gas fields in Alaska (Alpine & Moquawkie fields), Algeria (the HBN and HBNS fields) and the Gulf of Mexico (Tanzanite & Hickory fields). In addition, large development drilling projects are planned to increase oil and gas production in Texas (the Carthage, Ozona and Giddings Fields); in Wyoming (the Wamsutter Field); and in Canada (the Hatton and Jedney fields). In 2001, these development projects should generate over 10 million BOE of new production with even higher levels in 2002.

     Exploitation -- Significant growth opportunity has been identified in existing fields, where in-fill and step-out drilling, state-of-the-art technologies in reservoir engineering, drilling, completion and production can be used to extend field limits, increase production and recover more reserves. Many projects represent a blend of exploration and development such as the Bossier Play in East Texas. To date, Anadarko has identified over 50 such projects in the inventory of the combined company. Net potential reserves from these projects are one billion BOE (un-risked).

     The new company will play a major role in the growing North American natural gas market.(1) Based on 1999 data for all energy companies (independents and majors), Anadarko will now rank as the 6th largest natural gas producer in North America, and the 5th largest holder of natural gas reserves. (See Attachments). The new Anadarko will hold significant acreage positions and drilling opportunity in most of the high-potential, gas-rich basins of North America, including Western Canada, and the U.S. basins of the Rocky Mountains, the Mid-continent, Texas, and the Gulf of Mexico. These basins today account for 90% of U.S. gas supply.


------------
(1) A 1999 study by the National Petroleum Council predicted US natural gas consumption would grow from 22 Tcf in 1998 to 26 Tcf in 2005 and reach 31 Tcf in 2015.

                               FINANCIAL STRENGTH

     Earnings and Cash Flow -- Anadarko believes the proposed merger will be immediately accretive to both cash flow and earnings. Anadarko estimates that if the companies were combined for the year 2000, cash flow would have been about $1.8 billion (or about $7.50 per share). For the year 2001, given the current outlook for commodity prices, cash flow is expected to increase further, to more than $2 billion (or about $9.00 per share).

     Balance Sheet -- The new Anadarko will have a stronger balance sheet than either company had individually. This increased financial strength should give the new Anadarko continued access to capital markets to continue its drilling and development projects around the world. Anadarko will utilize full-cost accounting for the combined company. On a pro-forma consolidated basis as of year-end 1999, the combined companies would have had a total capitalization of $10 billion, comprised of $5.9 billion of equity and $4.1 billion of debt. The debt to total capitalization ratio would be 41%. The average maturity life of the debt would be 21 years, and the average annual interest rate would be 7.11%.

     Credit Suisse First Boston and Wachtell, Lipton, Rosen & Katz served as advisors to Anadarko for this transaction. Advisors to UPR were the firms of Simmons and Company, Goldman Sachs, and Morgan, Lewis and Bockius.

                            SUMMARY TRANSACTION TERMS


o Exchange Ratio          0.4550 APC shares for each UPR Share
o Accounting Structure    Purchase Accounting/Full Cost
o Tax Structure           Tax Free Merger
o Capitalization          Debt-Cap Est. @ 41%
o Company Name            Anadarko Petroleum Corporation
o Headquarters            Houston, Texas
o Board of Directors      8 APC, 5 UPR (proposed)
o Target Closing Date     July 2000

                           FORWARD LOOKING STATEMENTS

     Except for historical information, all other information in this news release consists of forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties, which could cause actual results to differ materially from those projected, anticipated or implied. The most significant of these risks and uncertainties are described in Anadarko's and UPR's SEC filings and reports and exhibits to those reports, and include (but are not limited to), the costs and difficulties related to the integration of acquired businesses, commodity pricing and demand, exploration and operating risks, development risks, and the costs and other effects of governmental regulation and legal and administrative proceedings. Anadarko and UPR undertake no obligation to publicly update or revise any forward-looking statements.

     All stockholders should read the proxy statement/prospectus concerning the merger that will be filed with the SEC and mailed to stockholders. The proxy statement/prospectus will contain important information that stockholders should consider before making any decision regarding the merger. Stockholders will be able to obtain the proxy statement/prospectus, as well as other filings containing information about Anadarko Petroleum Corporation and Union Pacific Resources Group Inc., without charge, at the SEC's Internet site (http://www.sec.gov). Copies of the proxy statement/prospectus and the SEC filings that will be incorporated by reference in the proxy statement/prospectus can also be obtained, without charge, from the Corporate Secretary of the appropriate company.

                   CERTAIN INFORMATION CONCERNING PARTICIPANTS

     Anadarko Petroleum Corporation ("Anadarko") and certain other persons named below may be deemed to be participants in the solicitation of proxies of Anadarko's stockholders to approve the issuance of Anadarko's common stock.

     The participants in this solicitation may include the directors of
Anadarko: Conrad P. Albert, Robert J. Allison, Jr., John N. Seitz, Larry Barcus, James L. Bryan, Ronald Brown, John R. Butler, Jr., and John R. Gordon; the following executive officers of Anadarko: Robert J. Allison, Jr., (Chairman and Chief Executive Officer), John N. Seitz (President and Chief Operating Officer), Michael E. Rose (Senior Vice President, Finance), Charles G. Manley (Senior Vice President, Administration) and William D. Sullivan (Vice President, International Operations); and the following other members of management and employees of Anadarko: A. Paul Taylor, Jr. (Investor Relations) and James A. Canino (Public Affairs). As of the date of this communication, none of the foregoing participants individually beneficially owns in excess of 1.5% of Anadarko's common stock, or in the aggregate in excess of 4% of Anadarko's common stock.

     Except as disclosed above, to the knowledge of Anadarko, none of the directors or executive officers of Anadarko or the employees or other representatives of Anadarko named above, has any interest, direct or indirect, by security holdings or otherwise in Anadarko.

                                  # # # # # # #

For additional information, contact:

Analysts and Investors:                Media:
-----------------------                ------

A. Paul Taylor - Anadarko              Tony Canino - Anadarko
Phone: 281-874-3471                    Phone: 281-873-3855

Patrick Mooney - UPR                   Dan Sullivan - UPR
Phone: 817-321-7169                    Phone: 817-307-6286

David Larson - UPR
Phone: 817-321-7294

[ANADARKO PETROLEUM CORPORATION LOGO]

                                THE NEW ANADARKO
                          NORTH AMERICAN GAS PRODUCTION

[Bar graph illustrating the following data:

COMPANY                                GAS PRODUCTION, BCF/YEAR
-------                                ------------------------

XON/MOB                                        1,479
BPA                                            1,082
SHL**                                            787
BR                                               699
CHV                                              669
New APC                                          634
TX*                                              550
ARC                                              540
UPR                                              464
VRI                                              401
P                                                380
UCL*                                             329
COCa                                             316
EOG                                              281
MRO                                              275
OXY                                              242
APA                                              205
DVN                                              199
KMG                                              191
APC                                              170]

*  Data for U.S. only, Canadian data unavailable

** Data for 1998, total North American data for 1999 unavailable

[ANADARKO PETROLEUM CORPORATION LOGO]

                                THE NEW ANADARKO
                           NORTH AMERICAN GAS RESERVES

[Bar graph illustrating the following data:

COMPANY             PROVED GAS RESERVES, TCF
-------             ------------------------

XON/MOB                     16.3
BPA*                        12.0
BR                           7.4
SHL**                        7.0
New APC                      5.8
ARC                          5.2
TX*                          4.2
P                            3.9
CHV*                         3.8
UPR                          3.3
VRI                          2.7
EOG                          2.5
APC                          2.5
COCa                         2.2
MRO                          2.1
DVN                          1.9
OXY                          1.8
UCL                          1.7
APA                          1.6
KMG                          1.2]

*  Data for U.S. only, Canadian data unavailable

** Data for 1998, total North American data for 1999 unavailable

[ANADARKO PETROLEUM CORPORATION LOGO]


                                     THE NEW
                                   ANADARKO -
                                      NORTH
                                    AMERICAN
                                   GAS ASSETS

          [Map of North America showing activity areas and land grant]

[ANADARKO PETROLEUM CORPORATION LOGO]

                                THE NEW ANADARKO
                               WORLDWIDE ACTIVITY

 [Map of the world highlighting Company's core areas and other activity areas.]

                          SCHEDULE OF INVESTOR MEETINGS

                      ANADARKO AND UNION PACIFIC RESOURCES



MONDAY, APRIL 3, 2000 - NEW YORK CITY

9:00 a.m. (EDST)                                Simulcast Conference Call
St. Regis                                       Dial 913-981-5509
Fontainebleau Room - Second Floor               Confirmation: 531722
5th @ 55th Street                               Replays @ 402-220-6969
New York, NY

TUESDAY, APRIL 4, 2000 - NEW ORLEANS (HOWARD WEIL CONFERENCE)

Presentation Time To Be Announced
Sheraton Hotel
500 Canal Street
New Orleans, LA

WEDNESDAY, APRIL 5, 2000 - BOSTON

9:30 a.m. (EDST)
Four Seasons Hotel
Ballroom, Salon B - Second Floor
200 Boyston Street
Boston, MA

THURSDAY, APRIL 6, 2000 - DENVER

12:30 p.m. (MDST)
Top of the Rockies - Denver Petroleum Club
Bell Creek Room, 37th Floor
555 17th Street
Denver, CO

FOR MORE INFORMATION CALL
281/874-3491

CONFERENCE CALL INSTRUCTIONS:

To participate in the Conference Call:

     1) MONDAY, APRIL 3, 2000

     2) DIAL 913-981-5509 ABOUT 20 MINUTES PRIOR TO 9:00 A.M. (EST)

     3) REFER TO CONFIRMATION #531722, AND YOU WILL BE CONNECTED.

                       COMPUTER ACCESS TO CONFERENCE CALL

Anadarko will offer graphics during the call that may be viewed on your computer over the Internet. To view these graphics, please visit Anadarko's home page at www.anadarko.com. However, you will need to advance them during the call. A password will be given at the beginning of the call for access to the presentation materials.

                                ROAD SHOW SCRIPT



1. APC/UPR LOGOS ON SCREEN

2. APC LOGO -- RJA/TITLE

     (Remarks by: RJA Anadarko Chairman &CEO -- Slides #2 through #5)

Welcome and Introductions

This is an exciting day for Anadarko. It's the biggest day in our history since the spin-off from Panhandle in 1986.

To get started, let me tell you what this merger is about ... and what it's NOT about.

Today we announce a merger that creates one of the largest independent E&P Companies in the world in terms of reserves and production, drilling activity and lease acreage. But this is NOT about "being" the BIGGEST company. It's about being the BEST company ... in terms of growth and profitability.

By combining the companies, we expect to create some cost savings. But, this deal is NOT about cost savings. It's about combining two companies with complementary skills ... complementary portfolios ... complementary strengths. And forming one company with a common vision. And that vision is growth and profitability that we can achieve by drilling.

Those of you who know Anadarko, know that we have enjoyed tremendous growth. We've tripled our reserves in 10 years -- mostly with the drill-bit and not through acquisitions. And, this deal does NOT mean we've changed our stripes. We will still be an exploration company. We've looked at a lot of potential acquisitions, and I never saw a combination I liked better than Anadarko. Until now.

So, if you are looking for "invest-able" ideas in today's meeting ... here it is. This merger is about a new Anadarko. One that has ... more assets ... more financial strength and more growth and profitability. I know that's what shareholders want. We can ... and we will deliver.

3. SUMMARY FINANCIAL TERMS

By now, you've all read the details of this merger. It's a stock-for-stock transaction using purchase accounting. We issue .455 Anadarko shares for each share of UPR. The merger is accretive to Anadarko's earnings and cash flow. We expect to have shareholder approval and close the transaction in July. Those details are in the news release.

And, I know you came to this meeting to learn MORE than what's printed in the news release. One issue is how much we paid per barrel. We look at their reserves ... and carve out over $1 billion for the value of the minerals ... and believe we paid just over $6 per Barrel for UPR.

To give you some other information, today we're going to do two things. First we will look "backwards" -- at the factors that led both companies to this decision. Then, we'll look "forward" - and show you the terrific assets that we will have in NEWCO ... the new Anadarko.

4. THE ROAD TO HERE -- ANADARKO ISSUES (WORD SLIDE)

Let's start with a quick review of the issues that led Anadarko to this decision.

You know of our long-standing commitment to Exploration. We put together the best team of energy explorers in the business ...never had a general layoff ... and gave our people the best technology available. And, we have been very successful.

Anadarko has discovered more than a dozen giant oil fields in the past 20 years. We have more than replaced production with new reserves for 18 years in a row -- and, there's not another company in the business that comes close to that record. Our finding costs are among the lowest in the industry. But when you have success in exploration, you have to develop what you find. More and more capital went to get big fields on line as fast as possible. We set out a 5-year plan to double production from 1997 to 2002.

Meanwhile, our exploration team continued to generate great ideas for drilling. These were projects we WANTED to drill, but didn't have the funds to drill. I have often described our situation as: OPPORTUNITY RICH AND CASH FLOW POOR! We had to "throttle back" on exploration -- and defer prospects. We wanted to "rev" things up ... not "throttle back" ... because to continue double digit growth beyond 2002 means that we need to make discoveries NOW! One of the questions every analyst would ask us was, "HOW ARE YOU GOING TO KEEP ON GROWING PAST 2002?"

Well, this year we begin to turn the corner. We're in the 3rd year of that 5-year plan and our growing production is giving us more revenue and cash flow. At current strip prices we expect record cash flow this year. We are increasing our budget -- drilling more wells. We are doing a lot to move forward on our own. But combined with UPR, we can do even more.

So those are the factors that led us to this decision. We see this merger as a 3-year fast forward for Anadarko. It gives us a broader and more-balanced portfolio of drilling projects. And, it gives us the cash flow we need to attack that portfolio. It is "the" company we need to be ... to continue long term growth.

5. GEORGE LINDAHL III -- UPR CEO

That's a quick summary of Anadarko's thinking. Now, I would like to turn the program over to George Lindahl, UPR Chairman, President and CEO to say a few words.

6. THE ROAD TO HERE - UPR ISSUES

     (Remarks by GL -- UPR CEO -- Slides #6 through #10)

Today, I want to share with you some of our thinking about this deal. And tell you why we think it's a great deal for shareholders of BOTH companies.

Bob talked about getting to this decision from a position of strength and incredible success with the drillbit. We look at it the same way. First -- look at UPR's attributes.

We are a leader in drilling and technology. We've drilled ___ wells in the past ____ years. We set the industry standards for horizontal drilling. We help to develop and perfect geo-steering. We have an excellent track record applying technology in oil fields and in low-permeability gas reservoirs. And, you're going to hear more about that in a moment.

We have a terrific asset base. We have a land position unmatched in the industry. In a moment, you'll see just how well our asset base fits with Anadarko's. We have experienced and dedicated people. They've demonstrated their success year after year.

We have strong cash flow. You've heard us predict that cash flow in 2000 will be $1 billion. But we've been hamstrung with a high debt load. We've lowered costs and reduced our net debt by $1.8 billion in the last two years ... and that's great progress. But the fact is we were like Anadarko ... we also had to "throttle back" and defer drilling on a lot of great prospects in our portfolio.

7. THE NEW ANADARKO

We like the "new" Anadarko because we put together two companies with complementary assets and complementary strengths. We create a capital structure that will let us drill more wells and accelerate growth. Both companies come to this merger with a common vision -- to grow with the drill-bit and build value for shareholders.

On behalf of all the UPR employees and management, I can tell you we like this deal and we look forward to being a part of the new Anadarko. And we expect great things from this new company.

That completes the "background" part of today's meeting. We felt that you needed to know the thinking that brought us to today's announcement. The rest of the presentation will look to the future and look at NEWCO -- the Company we are creating today.

The first issue to point out is the significant exposure we will have to the North American gas story.

8. APC/UPR NORTH AMERICAN NATURAL GAS ASSETS

Here's a map showing the largest gas producing basins of North America. These basins account for 90% of total U.S. gas supply.

I'm sure all of you are aware that gas demand is growing -- particularly in the power generation sector -- and supplies are falling because of the industry's lack of drilling. The NYMEX "strip" is within pennies of averaging $3/Mcf for the next 12 months. We plan to be a big part of the natural gas "story." Just how big is shown on the next two slides.

9. THE "NEW" ANADARKO - RANK IN 1999 NORTH AMERICAN GAS PRODUCTION

Here's a list of companies ranked by 1999 production. You can see that the combined company would be the 6th largest natural gas producer in North America. This year the combined gas production would be about 1.7 Bcf/day and we expect higher levels next year. You can see we are one of the biggest independent producers -- right up there with the majors -- and, we expect to stay there a long time.

10. THE "NEW" ANADARKO - RANK IN 1999 NORTH AMERICAN GAS RESERVES

Here's the same comparison done on the basis of gas reserves. You can see the combined company would rank 5th in that group with a total of 5.8 Tcf of proved reserves. We start out among the largest companies -- ahead of some majors. But, we expect to move up.

When we put these two companies together, we identified prospects on our lease acreage that we could start drilling right away ... prospects that would increase gas production and reserves. If you add up the resource potential for the combined companies on our existing leases -- the potential reserves are 48 Tcf of gas! We are serious when we say we expect to be a major player in the North American gas story!

That concludes my part of the program. We are excited about the future for the "new" Anadarko. Now, I'll turn the podium back over to Bob to look at some more details out the new Anadarko.

11. PROFILE OF THE "NEW" ANADARKO (Production-Reserves-Financial-Portfolio)

     (Remarks by RJA -- Slides #10 through #15)

In the next few minutes we will show you what the "new" Anadarko looks like from the standpoint of reserves, production, financial data. Then John Seitz will take you through the exploration and development-drilling portfolio. We'll start with Production.

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12. THE "NEW" ANADARKO -- OIL & GAS PRODUCTION BY REGION

This slide shows the various sources of production for the "new" Anadarko. You can see how much production comes from the US and Canada and so forth. We like this production portfolio because it gives us better balance. But no single area has that big an effect on production or performance.

13. THE "NEW" ANADARKO -- OIL & GAS RESERVES BY REGION

Now, look at the mix of oil and gas reserves. Again, you see a nice blend of balance and diversity. We like the balance between North America reserves (about 80% of the mix) and international reserves (about 20%). We see an even balance -- 50:50 -- between crude oil and natural gas.

14. THE "NEW" ANADARKO - FINANCIAL

That's a quick look at the Reserves and Production of the combined companies. Now let's look at some of the important financial issues of the new company.

15. THE "NEW" ANADARKO - FINANCIAL PROFILE

There are several issues to mention here. One is earnings -- we expect to have competitive cost structure ... and the merger is accretive to earnings, even with purchase accounting.

Another important issue to mention is cash flow, and the growth we expect in cash flow in future years. Start with last year ... IF the companies were combined for the year 2000, cash flow would be about $1.8 billion or about $7.50 per share. For the year 2001, given the current outlook for commodity prices, the combined cash flow would be about $2 billion or about $9.00 per share.

Another important issue is the balance sheet, which will be considerably stronger than either company had individually. On a pro-forma consolidated basis as of year-end 1999, the combined companies would have total capitalization of $10 billion, comprised of $5.9 billion of equity and $4.1 billion of debt. The debt-to-capitalization ratio would be 41:59. The average maturity life of that debt is 21 years and the average annual interest rate would be 7.11%.

The bottom line on financial issues is this: the combined companies will have the cash flow and the financial strength to aggressively fund the opportunities we have in our portfolio.

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16. THE "NEW" ANADARKO - ASSET PORTFOLIO

Finally, let's move on to take a look at the portfolio of exploration and development drilling opportunities that we create with this merger. I think it's fantastic. This portfolio is the KEY to the whole deal ... because what we can do with this set of prospects will generate growth and profitability for years to come. And to talk about those projects, we have John Seitz, President and Chief Operating Officer of Anadarko.

17. JOHN SEITZ -- PRESIDENT AND COO - APC

     (Remarks by JNS -- Slides #17 through #28)

Thanks Bob. I want to echo the comments of Bob and George and say that we are very excited about the "new" Anadarko. I'm going to show you some of the projects that cause all this excitement.

Most of you know that we run our exploration and development projects at Anadarko like a stock portfolio. We apply the same principles you use -- things like ... relative weighting ... portfolio theory ... option theory ... and I think that's one reason for Anadarko's consistent success, year in and year out.

I mention that because I love this new portfolio. I like it even better than the old portfolio.

My staff put these exhibits together in only a few days. But I think when you see it ... you'll agree with me: the "new Anadarko has great assets and great opportunities. And, as Bob said earlier, NOW we've got the cash flow to get the job done.

18. KEY FACTORS FOR SUCCESS         (People, Skill Sets, Access & Critical Mass)

I want you to look at the new portfolio with these 4 issues in mind. I mention them because, I believe, they are the critical issues for success for E&P companies. These are the issues that the other companies must come to grips with, if they are going to compete with us. Plus, if you analyze this merger ... with these 4 issues in mind ... I think you'll see that on every single issue we are a stronger company AFTER the merger than before.

One is PEOPLE. Most companies laid off their senior and most experienced explorers and they don't have the talent "in-house" to launch a major development drilling campaign or a large-scale exploration program. Bob mentioned that we kept our people. And, with this merger, I think we'll have the best team of geologists and engineers in the industry!

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The second issue is SKILL SETS. This is both a "people" issue and a "technology"
issue. Both companies have good people. But more important than that, is the fact that both companies have "mastered" the technology. Whether you're talking about: exploration or development ... whether it's tough seismic imaging problems ...or horizontal drilling ...or micro-fractures in low-permeability gas reservoirs. Whatever the issue ... we've got people who know how to apply today's technology. We've got a track record from day one. The two companies complement each other in so many ways. I think we're putting together two of the best.

The third issue is ACCESS. You've heard me talk about this issue before. I contend that it's EASY to find oil and gas ... but it's HARD to make money at it. There are simply fewer and fewer places in the world to find hydrocarbons and make the kind of economic returns that shareholders demand. This merger gives is more opportunity ... and a broader portfolio of projects to choose from
 ... for years to come.

The last issue to mention is CRITICAL MASS. By that I mean, focus your efforts on a few key basins or play areas where you are big enough to control your own destiny. If you don't have the right scale ... you can find yourself at the mercy of an operator who has different priorities than you do. Your margins get squeezed ... returns get lower. With this portfolio, we have the right scale in more basins around the world.

So keep those four issues in mind as we look at the "new" portfolio.

19. SEVEN "CORE" AREAS FOR THE "NEW" ANADARKO

     (Algeria, Latin America, Canada/Alaska, Land-grant, Mid-Continent;
       Texas/Louisiana and Gulf of Mexico)

Here's a list of the seven core areas in the "new" portfolio. They range from the burning sands of the Sahara Desert to the frozen Tundra on the North Slope -- from the Gulf of Mexico to the Rocky Mountains. It is a fabulous opportunity set.

Let me tell you how good it is. In these basins, on our combined acreage, we have identified exploration, exploitation and development opportunity that could add 15 Billion barrels (BOE) of potential reserves. That's an un-risked number
 ... and it will take us several years to drill up the inventory; but that's the level of opportunity we're looking at. The "new Anadarko will have proved reserves of nearly 2 billion barrels ... and a prospect inventory that's seven times larger than the current assets.

Let's look at each area in more detail.

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20. NORTH AFRICA

One core area is North Africa where we are developing 12 oil fields. We have one production train operating today and two more under construction. We expect to begin construction later this year on another production facility at the ORD field. Net production for Anadarko was about 6 MM barrels in 1999 and will grow to more than 25 MM barrels in the next few years. The project has excellent margins. And, we're just beginning to chase the play to the northeast into Tunisia and will drill our first well on that trend acreage this year.

21. LATIN AMERICA MAP

Another core area will be South and Central America. We have projects in Venezuela, Guatemala, Brazil and Argentina. The largest project and the cornerstone of this area is our 45% interest in the Ortupano-Leona Block in Venezuela -- which is currently producing 40,000 barrels per day and we expect production to double over 5-6 years. In Guatemala, current production is 20,000 B/d with lots of room to grow. UPR was one of the first companies to operate in Argentina and they have excellent relations with Petrobras. We have a start-up project in Brazil (SES-107).

All of these projects have favorable fiscal terms. All of them have potential for reserves and production growth. But, most importantly, these projects are making enough money to fund additional exploration and development investments in the area. It's a nice part of the portfolio.

22. CANADA & ALASKA

This next map is an interesting view of the "north" country showing where Alaska stands in relation to Canada. We haven't come up with a clever name for this "core" holding -- because it's so big. We have both gas and oil projects. We have exploration ... exploitation and development projects. It's both foreign and domestic.

In Alaska, we are developing a gas discovery in the Cook Inlet, and a giant oil field on the North Slope. Alpine should go on production this fall at 40,000 B/d (gross). Anadarko has access to more exploration acreage in the state than any other company. We hold interests in 12 exploration prospects with NET reserve potential to Anadarko of 3 billion barrels. We started drilling the first prospects last month -- and have two rigs running today.

In Canada, we have a new leasehold position in the Western Basins and to the north in the McKenzie Delta/Beaufort Sea area. Canada has huge potential reserves. On our leased acreage we have already identified 58 potential projects with 290 MM Bbls of potential. Our Canadian cash flow is about $300 MM per year, and we can use those funds to aggressively drill and compete for new opportunities.

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23. NORTH AMERICAN GAS ASSETS

Now we're moving south into the Lower 48 and I want to show this map again to emphasize that a lot of the holdings we have in the states are in "gas" prone areas. Please pay particular attention to the area shown in yellow. It's called the land grant or the strip. It's every odd section, 20 miles either side of the railroad tracks. It's a great asset. We own mineral rights on 7.5-MM fee acres
 ... royalty free ... forever.

Over 1 Billion BOE has been produced to date. There have been 7 giant fields discovered. And, the whole land-grant area is less than 10% developed. In addition to oil and gas it hold giant deposits of minerals - such a trona and coal. And, because we own it forever, it's worth a boatload of money. Right now, we see 2 basic "core" areas along the strip.

24. LAND-GRANT -- WYOMING-UTAH

One of the richest parts of the "strip" sits in Southern Wyoming and UPR. This map shows 4.5 MM acres in the heart of the prolific Green River Basin and the Over-Thrust belt. These areas have already produced several Tcf of gas and the remaining resource potential estimated by the USGS puts the mean remaining recoverable reserves at about 24 Tcf! And that's NET to the "strip" land.

We see a great mix of plays. There's exploitation drilling we can do in Coalbed Methane ... and in the Wamsutter Field. There is exploration potential in plays like Basin-center gas ... horizontal drilling ... complex structural and shallow coal-bed methane plays. This area has long-term, multi-pay potential where we can use the combined strengths of both companies to grow reserves and production.

One great thing about the strip comes from owning 7.5 million acres royalty free. What an asset! As a practical matter, other operators have a tough time matching our economic returns.

25. MID-CONTINENT

The other core area of activity for the "new" Anadarko is on the eastern end of the land grant in Colorado. On the map you can see Anadarko's extensive acreage position in southwest Kansas. We hold a big position "shallow" in the Hugoton gas field ... but we've been the most active operator drilling "deep" wells looking for both oil and gas in zones such as the Chester, the Morrow, the St Louis and so forth. In the past 5 years, we've drilled 400 wells and found about 20 MM barrels per year at very low finding costs.

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These same channel sands exist just across the state line into Colorado. We intend to aggressively chase the 80 prospects we have already identified. In this area, field sizes range from 1 to 40 MM barrels. Dry hole costs are about $100,000. This is exploration, but with our proven track record using 3-D seismic to find channel sands in Kansas, we like our chances with the same kind of play in Colorado. We intend to expand on this legacy asset.

26. TEXAS/LOUISIANA

Moving farther south, this next map shows some of our holdings in Texas ... and that part of Texas located just across the Sabine (sah'-beeen) River in Louisiana. This is a great concentration of assets ... both oil and gas ... both exploitation and exploration.

One asset that stands out is the Austin Chalk, which surprisingly accounts for less than 5% of the combined companies' reserves. The chalk will continue to generate cash and attractive drilling projects. At Anadarko, we've been looking for a long time at the exploration potential "below" the chalk, but we couldn't get a big enough land position to try the play. It is virtually untested and NOW we hold 750,000 acres of prime real estate in the heart of this play.

The Bossier Play has been a great one for Anadarko. Three years ago, our production was just 2 Bcf per year and three years from now production could hit 90 Bcf per year. It appears to be a "basin-center" type gas play, with lots of running room. We have 19 rigs running now and expect to ramp up throughout the year.

27. GULF OF MEXICO

On this map you see that the combined companies will be one of the largest players the Gulf of Mexico. The "new" Anadarko will hold interests in 390 blocks. But the important thing is we have the cash flow to accelerate drilling activity in the Gulf. Plus we have the drilling expertise to get wells drilled quicker and for less money than ever before. The recent Hickory example proved that. We have a great acreage position in 3 plays:

The first play would be "conventional" projects -- these are usually new wells drilled from existing platforms with new seismic data. They could be re-completions or work-over projects. They usually have short cycle times and because of the existing infrastructure we can get on production within a year.

The second example is sub-salt exploration. We now hold 25 sub-salt exploration projects with potential reserves of over 1 billion barrels. We expect to drill 4 or 5 wells this year in the play ... starting with Hickory (which is drilling now) and Tanzanite (which should spud in a few weeks). These are projects that can be brought on production about two years from discovery.

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The last example is deep-water exploration. We now hold 26 deep-water exploration prospects with potential reserves of 2 billion barrels (net un-risked). Most of our prospects and most of the industry activity in the deep-water is related to salt -- and we have more experience in the sub-salt play than any other company. The first of these (Marco Polo) is currently drilling @ 7000 feet.

28. THE "NEW" ANADARKO -- WORLDWIDE ACTIVITY MAP

This last map is just a summary of the prior maps. It shows ALL the projects in the worldwide portfolio -- not just the seven core areas. The key to long term success is having enough options in the portfolio, and having the capital to test those projects. This merger gives us both.

That concludes my portion of the program. Now, I'll turn it back over to Bob Allison for closing remarks.

29. APC LOGO

We like this deal. We will have more capital and more talented people, so we can immediately go to work finding new reserves of oil and gas. It guarantees us access to more opportunities and a more-balanced portfolio of prospects. We've got the best people in the business. We know how to use the best technology in the business. And, we expect to generate impressive growth and returns for our shareholders.

Thank you for your interest in Anadarko. And, now we will be happy to answer any questions you may have.

30. FORWARD LOOKING STATEMENT LANGUAGE

Question & Answer Session

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All stockholders should read the proxy statement/prospectus concerning the merger that will be filed with the SEC and mailed to stockholders. The proxy statement/prospectus will contain important information that stockholders should consider before making any decision regarding the merger. You will be able to obtain the proxy statement/prospectus, as well as other filings containing information about Anadarko Petroleum Corporation and Union Pacific Resources Group Inc., without charge, at the SEC's Internet site (http://www.sec.gov). Copies of the proxy statement/prospectus and the SEC filings that will be incorporated by reference in the proxy statement/prospectus can also be obtained, without charge, from the Corporate Secretary of the appropriate company. Information regarding the participants in the solicitation and a description of their direct or indirect interests, by security holdings or otherwise, is contained in Anadarko Petroleum Corporation's filing of its press release with the SEC under Rule 425 on April 3, 2000.